Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date:	July 27, 2010
For Immediate Release

HOME BANCORP ANNOUNCES 2010 SECOND QUARTER RESULTS

AND APPROVAL OF STOCK REPURCHASE PROGRAM

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $1.5 million for the second quarter of 2010, an increase of $621,000, or 74%, compared to the first quarter of 2010 and an increase of $30,000, or 2%, compared to the second quarter of 2009. Net income for the first and second quarters of 2010 includes acquisition-related costs (after tax) of $378,000 and $236,000, respectively. Excluding the impact of acquisition-related costs, net income increased $764,000, or 71%, compared to the first quarter of 2010 and $408,000, or 28%, compared to the second quarter of 2009. Diluted earnings per share were $0.19 for the second quarter of 2010, an increase of 73% compared to the first quarter of 2010 and an increase of 6% compared to the second quarter of 2009. Excluding the impact of acquisition-related costs, diluted earnings per share were $0.24 for the second quarter of 2010, an increase of 71% compared to the first quarter of 2010 and an increase of 33% compared to the second quarter of 2009.

The Company also announced that its Board of Directors approved a new program to repurchase up to 424,027 shares, or approximately 5%, of the Company’s outstanding common stock. Repurchases may be made by the Company in open-market or privately-negotiated transactions as, in the opinion of management, market conditions warrant.

The Company completed a previously announced repurchase program (the “October 2009” program) during the second quarter of 2010. Under the October 2009 program, the Company acquired 446,344 shares of the Company’s common stock at an average price of $12.85 per share.

“We are excited about our financial performance this quarter and continued strong credit quality,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “The strength of our results was driven by the incremental earnings created by our Northshore acquisition and robust core deposit growth.”

“In mid-July, we completed the conversion of Northshore loan and deposit accounts to Home Bank’s operating system,” added Mr. Bordelon. “I admire the diligence and teamwork our staff displayed during the integration and conversion process. We expect our momentum on the Northshore and our other markets to continue building throughout the remainder of the year as our bankers introduce Home Bank’s outstanding service quality to new customers.”

Loans and Credit Quality

The Company’s market areas, which are located in southern Louisiana, have been affected by the recent oil spill in the Gulf of Mexico. The Company’s direct exposure to borrowers with significant operations linked to deep-water drilling in the Gulf amounted to $5.6 million in outstanding loan balances as of June 30, 2010, or 1% of total loans at such date. The Company has remained in contact with each of the impacted borrowers. All such loans are performing in accordance with their terms and, based on our discussions with the borrowers and internal reviews, the Company does not believe it will suffer losses on these loans. “Despite our minimal direct exposure to deep-water drilling,” stated Mr. Bordelon, “the oil and gas industry is a key employer in South Louisiana. We are continuing to carefully monitor the effects of the oil spill on our customers and the markets we serve. We will continue to support local, state and national efforts aimed at preserving jobs across the Gulf coast.”

As previously reported, Home Bank entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) on March 12, 2010 to purchase certain assets and to assume deposits and certain other liabilities of Statewide Bank, a full service community bank formerly headquartered in Covington, Louisiana. As a result of the transaction, the Company acquired loans with contractual balances totaling $157.0 million. After fair value adjustments, the book value of the loans acquired totaled $110.4 million. Home Bank entered into loss sharing agreements with the FDIC which cover the acquired loan portfolio (“Covered Loans”) and other repossessed assets (collectively referred to as “Covered Assets”). Under the terms of the loss sharing agreements, the FDIC will absorb 80% of the first $41 million of losses incurred on Covered Assets and 95% of losses on Covered Assets exceeding $41 million. The Company distinguishes between Covered Loans and loans not covered by the loss sharing agreements (“Noncovered Loans”) due to the differing risk exposure relating to the loans.

Total loans were $455.2 million at June 30, 2010, an increase of $4.9 million, or 1%, from March 31, 2010, and an increase of $112.5 million, or 33%, from June 30, 2009. The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	June 30, 2010			December 31, 2009	Increase/(Decrease)
(dollars in thousands)	Covered Loans	Noncovered Loans	Total Loans
Real estate loans:
One- to four-family first mortgage	$24,724	$120,652	$145,376	$120,044	$25,332	21%
Home equity loans and lines	7,202	24,946	32,148	24,678	7,470	30
Commercial real estate	35,882	109,481	145,363	97,513	47,850	49
Construction and land	18,229	42,243	60,472	35,364	25,108	71
Multi-family residential	2,227	4,254	6,481	4,089	2,392	59

Total real estate loans	88,264	301,576	389,840	281,688	108,152	38

Other loans:
Commercial	7,869	34,885	42,754	38,340	4,414	12
Consumer	3,851	18,720	22,571	16,619	5,952	36

Total other loans	11,720	53,605	65,325	54,959	10,366	19

Total loans	$99,984	$355,181	$455,165	$336,647	$118,518	35

Excluding acquired loans, loan growth during 2010 has been focused in our commercial real estate and construction and land portfolios in Acadiana and Baton Rouge.

Nonperforming assets, excluding Covered Assets, were $2.1 million at June 30, 2010, an increase of $219,000, or 12%, from March 31, 2010, and a decrease of $325,000, or 13%, from June 30, 2009. The ratio of nonperforming assets, excluding Covered Assets, to total assets was 0.30% at June 30, 2010, compared to 0.27% at March 31, 2010 and 0.46% at June 30, 2009. At June 30, 2010, total nonperforming assets, including Covered Assets, were $24.0 million. The ratio of total nonperforming assets to total assets was 3.38% at June 30, 2010.

The Company recorded net charge-offs of $76,000 during the second quarter of 2010, compared to net charge-offs of $21,000 in the first quarter of 2010 and $7,000 in the second quarter of 2009. The Company’s loan loss provision for the second quarter of 2010 was $200,000, compared to $350,000 for the first quarter of 2010 and $248,000 for the second quarter of 2009.

At June 30, 2010, the Company’s ratio of loan loss reserves to Noncovered Loans was 1.07%, compared to 1.08% and 0.88% at March 31, 2010 and June 30, 2009, respectively. The ratio of loan loss reserves to total loans was 0.84% at June 30, 2010, compared to 0.82% and 0.88% at March 31, 2010 and June 30, 2009, respectively.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $136.3 million at June 30, 2010, a decrease of $1.9 million, or 1%, from March 31, 2010, and an increase of $23.0 million, or 20%, from June 30, 2009. The increase in investment securities from June 30, 2009 resulted primarily from the addition of $24.8 million of U.S. agency mortgage-backed securities acquired from Statewide Bank. At June 30, 2010, the Company had a net unrealized gain position on its investment securities portfolio of $786,000, compared to net unrealized losses of $191,000 and $4.9 million at March 31, 2010 and June 30, 2009, respectively.

Due to increasing delinquencies and defaults in the mortgage loans underlying certain non-agency mortgage-backed securities we own, the Company recorded other-than-temporary impairment (“OTTI”) charges of $141,000 (pre-tax) during the second quarter of 2010. Based on management’s review of the remaining investment portfolio, no other declines in the market value of the Company’s investment securities are deemed to be other than temporary at June 30, 2010.

The following table summarizes the Company’s non-agency mortgage-backed securities portfolio as of June 30, 2010 (in thousands).

Collateral	Tranche	S&P Rating	Amortized Cost	Unrealized Gain/(Loss)
Prime	Super Senior	AAA	$8,683	$555
Prime	Senior	AAA (1)	16,435	(693)
Prime	Senior	Below investment grade	2,772	(623)
Prime	Senior support	Below investment grade	2,390	(243)
Alt-A	Super senior	Below investment grade	1,754	(320)
Alt-A	Senior	AAA	666	29
Alt-A	Senior	Below investment grade (2)	1,585	(728)
Alt-A	Senior support	Below investment grade	60	663

Total non-agency mortgage-backed securities			$34,345	$(1,360)

(1)	Includes one security with an amortized cost of $1.6 million and an unrealized gain of $16,000 not rated by S&P. This security is rated “Aaa” by Moody’s.
(2)	This security is not rated by S&P. This security is rated “Caa2” by Moody’s.

The Company holds no Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock, equity securities, corporate bonds, trust preferred securities, hedge fund investments, collateralized debt obligations or structured investment vehicles.

Deposits

The Company experienced strong core deposit (i.e., checking, savings and money market) growth during the second quarter of 2010. Core deposits increased $16.3 million during the quarter (an annualized growth rate of 24%). Total deposits, which includes certificates of deposit, were $536.5 million at June 30, 2010, a decrease of $3.4 million, or 1%, from March 31, 2010, and an increase of $164.9 million, or 44%, from June 30, 2009. The Statewide Bank acquisition added $206.9 million in deposits during the first quarter of 2010, including $46.2 million of higher-cost, out-of-state brokered deposits which the Company elected to re-price. Consistent with management’s expectations, the vast majority of out-of-state depositors elected to withdraw their deposits.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	June 30, 2010	December 31, 2009	Increase / (Decrease)
(dollars in thousands)			Amount	Percent

Demand deposit	$90,246	$66,956	$23,290	35%
Savings	27,239	21,009	6,230	30
Money market	103,285	80,810	22,475	28
NOW	66,840	48,384	18,456	38
Certificates of deposit	248,876	154,434	94,442	61

Total deposits	$536,486	$371,593	$164,893	44

Net Interest Income

Net interest income for the second quarter of 2010 totaled $7.8 million, an increase of $1.9 million, or 32%, compared to the first quarter of 2010, and an increase of $1.7 million, or 27%, compared to the second quarter of 2009. The increase was driven primarily by the full quarter impact of the Statewide Bank acquisition. The Company’s net interest margin was 4.82% for the second quarter of 2010, 13 basis points higher than the first quarter of 2010 and five basis points lower than the second quarter of 2009.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	June 30, 2010		March 31, 2010		June 30, 2009
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Earning-assets:
Loans receivable	$455,574	6.73%	$360,963	6.61%	$343,798	6.52%
Investment securities	137,175	3.97	123,183	4.30	122,098	5.85
Other interest-earning assets	52,282	2.19	20,049	0.55	37,091	3.78

Total earning-assets	$645,031	5.77	$504,195	5.81	$502,987	6.16

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$193,271	0.73	$153,003	0.72	$142,400	0.73
Certificates of deposit	255,856	1.62	181,861	2.15	162,756	2.86

Total interest-bearing deposits	449,127	1.23	334,864	1.50	305,156	1.87
FHLB Advances	27,436	2.27	17,897	3.53	24,632	3.41

Total interest-bearing liabilities	$476,563	1.29	$352,761	1.60	$329,788	1.98

Net interest spread		4.48		4.21		4.18
Net interest margin		4.82		4.69		4.86

Noninterest Income

Noninterest income for the second quarter of 2010 totaled $1.1 million, an increase of $87,000, or 9%, compared to the first quarter of 2010 and an increase of $78,000, or 8%, compared to the second quarter of 2009. The increases resulted primarily from higher levels of service fees and charges and bank card fees due to the Statewide Bank acquisition. These increases were partially offset by OTTI charges of $141,000 related to certain non-agency mortgage-backed securities recorded during the second quarter of 2010. The Company also recorded gains during the second quarter of 2010 of $39,000 on the sale of certain investment securities acquired from Statewide Bank.

Noninterest Expense

Noninterest expense for the second quarter of 2010 totaled $6.4 million, an increase of $1.2 million, or 23%, compared to the first quarter of 2010 and an increase of $1.8 million, or 39%, compared to the second quarter of 2009. The primary reasons for the increase in noninterest expense during the second quarter of 2010 was higher compensation and benefits, occupancy and data processing and communications expenses related to the full quarter impact of the Statewide Bank acquisition, the addition of our Baton Rouge headquarters location in March 2010 and acquisition-related costs. The Company began 2010 with 11 full-service banking offices. The acquisition of six Statewide Bank locations and the opening of our Baton Rouge headquarters has increased our total number of full-service banking offices to 18.

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes the impact of acquisition-related charges. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s core operating results. This non-GAAP financial information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2010	June 30, 2009	% Change	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$21,976,535	$14,006,806	57%	$17,841,146	$25,709,597
Interest-bearing deposits in banks	7,112,000	1,289,000	452	5,652,000	3,529,000
Cash invested at other ATM locations	—	25,816,329	—	—	—
Investment securities available for sale, at fair value	115,131,224	109,817,830	5	123,608,320	106,752,131
Investment securities held to maturity	21,218,038	3,512,665	504	14,628,588	13,098,847
Mortgage loans held for sale	2,662,100	4,237,324	(37)	2,411,700	719,350
Loans covered by loss sharing agreements	99,984,239	—	—	108,056,686	—
Noncovered loans, net of unearned income	355,180,759	342,659,432	4	342,247,448	336,647,292

Total loans	455,164,998	342,659,432	33	450,304,134	336,647,292
Allowance for loan losses	(3,804,560)	(3,021,850)	26	(3,680,819)	(3,351,688)

Total loans, net of allowance for loan losses	451,360,438	339,637,582	33	446,623,315	333,295,604

Office properties and equipment, net	23,452,816	15,249,373	54	17,386,998	16,186,690
Cash surrender value of bank-owned life insurance	15,872,609	5,395,580	194	15,710,189	15,262,645
FDIC loss sharing receivable	34,673,627	—	—	34,422,039	—
Accrued interest receivable and other assets	15,858,555	8,480,735	87	18,455,796	10,081,885

Total Assets	$709,317,942	$527,443,224	34	$696,740,091	$524,635,749

Liabilities
Deposits	$536,485,853	$371,631,130	44%	$539,934,197	$371,592,747
Federal Home Loan Bank advances	29,744,891	22,893,099	30	19,259,424	16,773,802
Accrued interest payable and other liabilities	10,349,392	2,724,291	280	4,681,109	3,519,896

Total Liabilities	576,580,136	397,248,520	45	563,874,730	391,886,445

Shareholders’ Equity
Common stock	$89,270	$89,270	—%	$89,270	$89,270
Additional paid-in capital	88,064,013	87,357,709	1	88,424,553	88,072,884
Treasury stock	(5,734,469)	—	—	(2,980,831)	(1,848,862)
Common stock acquired by benefit plans	(9,949,096)	(9,934,075)	—	(10,824,200)	(10,913,470)
Retained earnings	59,749,653	55,918,381	7	58,282,859	57,437,444
Accumulated other comprehensive income (loss)	518,435	(3,236,581)	116	(126,290)	(87,962)

Total Shareholders’ Equity	132,737,806	130,194,704	2	132,865,361	132,749,304

Total Liabilities and Shareholders’ Equity	$709,317,942	$527,443,224	34	$696,740,091	$524,635,749

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended June 30,			For The Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Interest Income
Loans, including fees	$7,643,662	$5,596,564	37%	$13,550,892	$11,118,314	22%
Investment securities	1,363,142	1,786,673	(24)	2,686,360	3,489,469	(23)
Other investments and deposits	286,317	350,842	(18)	313,640	663,252	(53)

Total interest income	9,293,121	7,734,079	20	16,550,892	15,271,035	8

Interest Expense
Deposits	1,382,667	1,420,771	(3)%	2,618,864	2,848,043	(8)%
Federal Home Loan Bank advances	156,391	210,138	(26)	314,050	453,175	(31)

Total interest expense	1,539,058	1,630,909	(6)	2,932,914	3,301,218	(11)

Net interest income	7,754,063	6,103,170	27	13,617,978	11,969,817	14
Provision for loan losses	199,750	248,487	(20)	549,782	422,149	30

Net interest income after provision for loan losses	7,554,313	5,854,683	29	13,068,196	11,547,668	13

Noninterest Income
Service fees and charges	526,884	444,138	19%	994,273	898,844	11%
Bank card fees	385,972	282,536	37	669,029	543,260	23
Gain on sale of loans, net	101,902	174,905	(42)	180,295	315,292	(43)
Income from bank-owned life insurance	162,420	61,547	164	311,666	126,763	146
Losses on the sale of securities, net	(101,386)	—	—	(101,386)	—	—
Other income	7,886	43,049	(82)	26,443	81,121	(67)

Total noninterest income	1,083,678	1,006,175	8	2,080,320	1,965,280	6

Noninterest Expense
Compensation and benefits	3,871,379	2,611,543	48%	6,883,516	4,938,881	39%
Occupancy	648,080	330,030	96	1,036,063	646,402	60
Marketing and advertising	202,200	154,279	31	403,937	321,932	25
Data processing and communication	633,397	374,932	69	1,012,779	720,198	41
Professional fees	228,889	248,363	(8)	696,951	461,935	51
Franchise and shares tax	141,636	226,250	(37)	342,707	452,500	(24)
Regulatory fees	122,352	284,758	(57)	233,256	335,166	(30)
Other expenses	584,341	411,297	42	1,068,570	771,520	39

Total noninterest expense	6,432,274	4,641,452	39	11,677,779	8,648,534	35

Income before income tax expense	2,205,717	2,219,406	(1)	3,470,737	4,864,414	(29)
Income tax expense	738,923	782,400	(6)	1,158,528	1,703,876	(32)

Net income	$1,466,794	$1,437,006	2%	$2,312,209	$3,160,538	(27)%

Earnings per share—basic	$0.19	$0.18	6%	$0.30	$0.39	(23)%

Earnings per share—diluted	$0.19	$0.18	6	$0.30	$0.39	(23)

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended June 30,			For The Three Months Ended
	2010	2009	% Change	March 31, 2010	% Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$9,293	$7,734	20%	$7,258	28%
Total interest expense	1,539	1,631	(6)	1,394	10

Net interest income	7,754	6,103	27	5,864	32

Provision for loan losses	200	248	(19)	350	(43)
Total noninterest income	1,084	1,006	8	997	9
Total noninterest expense	6,432	4,642	39	5,246	23
Income tax expense	739	782	(5)	420	76

Net income	$1,467	$1,437	2	$845	74

Earnings per share—diluted	$0.19	$0.18	6%	$0.11	73%

AVERAGE BALANCE SHEET DATA
Total assets	$702,783	$533,715	32%	$559,413	26%
Total interest-earning assets	645,031	502,987	28	504,195	28
Loans	455,574	343,798	33	360,963	26
Interest-bearing deposits	449,127	305,156	47	334,864	34
Interest-bearing liabilities	476,563	329,788	45	352,761	35
Total deposits	538,380	375,188	43	407,380	32
Total shareholders’ equity	132,988	129,369	3	129,618	3

SELECTED RATIOS (1)
Return on average assets	0.83%	1.08%	(23)%	0.60%	38%
Return on average equity	4.41	4.44	(1)	2.61	69
Efficiency ratio (2)	72.78	65.29	11	76.46	(5)
Average equity to average assets	18.92	24.24	(22)	23.17	(18)
Tier 1 leverage capital ratio (3)	14.88	19.79	(25)	14.94	—
Total risk-based capital ratio (3)	22.29	30.11	(26)	21.32	5
Net interest margin (4)	4.82	4.87	(1)	4.69	3

PER SHARE DATA
Basic earnings per share	$0.19	$0.18	6%	$0.11	73%
Diluted earnings per share	0.19	0.18	6	0.11	73
Book value at period end	15.65	14.58	7	15.30	2

PER SHARE DATA
Shares outstanding at period end	8,480,531	8,926,875	(5)%	8,682,700	(2)%
Weighted average shares outstanding
Basic	7,620,257	8,117,550	(6)%	7,707,576	(1)%
Diluted	7,678,378	8,122,294	(5)	7,789,451	(1)

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

	Covered	June 30, 2010 Noncovered	Total	Covered	March 31, 2010 Noncovered	Total	June 30, 2009 Total (2)
(dollars in thousands)

CREDIT QUALITY (1)
Nonaccrual loans	$19,214	$1,668	$20,882	$16,780	$1,473	$18,253	$2,438
Accruing loans past due 90 days and over	—	—	—	—	—	—	—

Total nonperforming loans	19,214	1,668	20,882	16,780	1,473	18,253	2,438
Other real estate owned	2,643	445	3,088	1,511	421	1,932	—

Total nonperforming assets	21,857	2,113	23,970	18,291	1,894	20,185	2,438
Performing troubled debt restructurings	—	743	743	—	762	762	—

Total nonperforming assets and troubled debt restructurings	$21,857	$2,856	$24,713	$18,291	$2,656	$20,947	$2,438

Nonperforming assets to total assets	3.08%	0.30%	3.38%	2.63%	0.27%	2.90%	0.46%
Nonperforming loans to total assets	2.71	0.24	2.94	2.41	0.21	2.62	0.46
Nonperforming loans to total loans	4.22	0.37	4.59	3.73	0.33	4.05	0.71
Allowance for loan losses to nonperforming assets	—	180.04	15.87	—	194.34	18.24	123.90
Allowance for loan losses to nonperforming loans	—	228.16	18.22	—	249.95	20.17	123.90
Allowance for loan losses to total loans	—	1.07	0.84	—	1.08	0.82	0.88

Year-to-date loan charge-offs	$—	$124	$124	$—	$28	$28	$17
Year-to-date loan recoveries	—	27	27	—	7	7	11

Year-to-date net loan charge-offs	—	97	97	—	21	21	6

Annualized YTD net loan charge-offs to total loans	—%	0.05%	0.04%	—%	0.02%	0.02%	—%

(1)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on all loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

The Bank entered into loss sharing agreements with the FDIC related to the acquisition of Statewide Bank during the first quarter of 2010. Thus, there were no loans covered under these agreements as of June 30, 2009.